INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

AGREEMENT made as of the 8 day of April, 2015 by and among Forethought Investment Advisors LLC, an Indiana limited liability company (the "Investment Adviser"), Forethought Variable Insurance Trust, a Delaware statutory trust (the "Trust"), on behalf of its series, FVIT PIMCO Tactical Allocation Portfolio (the “Fund”), and Pacific Investment Management Company LLC, a Delaware limited liability company (the “Subadviser" or “PIMCO”).

WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Fund is a series of the Trust;

WHEREAS, the Investment Adviser and the Subadviser are investment advisers registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, pursuant to the provisions of the Investment Advisory Agreement dated January 2, 2014, as amended through February 6, 2015 between the Investment Adviser and the Trust, on behalf of the Fund, the Investment Adviser may delegate any or all of its portfolio management responsibilities under that agreement to one or more subadvisers;

WHEREAS, the Investment Adviser has selected the Subadviser to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below, and the Subadviser is willing to act as such sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Investment Adviser, the Trust and the Subadviser agree as follows:

1. Investment Advisory and Management Services. The Investment Adviser hereby appoints the Subadviser to serve as a subadviser to the Fund or, where the Fund has multiple subadvisers (as determined by the Investment Adviser from time to time), a discrete portion of the Fund and the Subadviser hereby accepts such appointment. References to “Fund” herein include a discrete portion of the Fund, as applicable. Subject to the supervision of the Investment Adviser, Subadviser will regularly provide the Fund with investment advice and investment management services concerning the investments of the Fund. The Subadviser will determine what securities or instruments shall be purchased, held or sold by the Fund and what portion of the Fund's assets shall be held uninvested in cash and cash equivalents, subject always to the material provisions of the Trust’s Declaration of Trust and By-laws that pertain to PIMCO, and the 1940 Act, and to the investment objectives, policies and restrictions applicable to the Fund (including, without limitation, Sections 817(h) and 851(b)(3) of the Internal Revenue Code of 1986, as amended) (the "Code"), as each of the same shall be from time to time in effect or set forth in the Fund’s Prospectus and Statement of Additional Information, as well as any other investment guidelines or policies the Trust’s Board of Trustees (the “Board” or “Trustees”) or the Investment Adviser may from time to time establish and deliver in writing to the Subadviser. In the event of a discrepancy between any of the documents in the preceding sentence, the Fund’s Prospectus shall control. Prior to commencement of services under this Agreement, the Investment Adviser shall deliver to the

Subadviser all documents referenced in this Section 1. Further, the Investment Adviser shall deliver to the Subadviser all amendments or supplements to any such aforementioned-mentioned document and the Subadviser will be charged with compliance with such amendment or supplement upon receipt. The Subadviser may, as permitted by rule, regulation or position of the staff of the Securities and Exchange Commission, utilize the personnel of its affiliates including foreign affiliates and PIMCO will have the ability to delegate internal back office services to State Street Investment Manager Solutions, LLC and its affiliates in providing services under this Agreement, provided that Subadviser remains solely responsible for the provision of services under this Agreement. Information may be shared between such companies as necessary to accomplish the purposes of this Agreement.

The Subadviser will exercise full discretion with respect to the investment and reinvestment of the assets of the Fund, subject to the preceding paragraph, and act for the Fund in the same manner and with the same force and effect as the Trust might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Notwithstanding the foregoing, the Subadviser shall, upon written instructions from the Investment Adviser, effect such portfolio transactions for the Fund as the Investment Adviser may from time to time reasonably direct. Such instructions will be given in reasonable circumstances, including, without limitation, any termination of this Agreement. The Investment Adviser consents to the delivery of Fund account statements, reports and other communications (collectively, “Account Communications”) via electronic mail and/or other electronic means acceptable to the Investment Adviser, in lieu of sending such Account Communications as hard copies via fax, mail or other means.  The Investment Adviser confirms that it has provided the Subadviser with at least one valid electronic mail address where Account Communications can be sent.  The Investment Adviser acknowledges that the Subadviser reserves the right to distribute certain Account Communications via fax, mail or other means to the extent required by applicable law or otherwise deemed advisable. The Investment Adviser may withdraw consent to electronic delivery at any time by giving the Subadviser notice pursuant to Section 17 hereunder.

The Subadviser is authorized on behalf of the Fund to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Prospectus which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures. The Subadviser further shall have authority to instruct the custodian to: (i) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Fund’s account, and (ii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund with respect to any investments made pursuant to the Prospectus.

The Subadviser will also make its key investment personnel for the Fund reasonably available to meet with the officers of the Investment Adviser and the Trust’s officers and Trustees at least quarterly on due written notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions. From time to time as the Board of Trustees of the Trust or the Investment Adviser may reasonably request, the Subadviser will furnish to the Investment Adviser and Trust’s officers and to each of its Trustees, at the Subadviser's expense, reports on portfolio transactions and reports on issues of securities or instruments held by the Fund, all in such detail as the Trust or the Investment Adviser may reasonably request.

The Subadviser shall provide reasonable assistance to the Investment Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Fund. Notwithstanding the foregoing, the Investment Adviser and Trust acknowledge and agree that the Subadviser is not a pricing vendor for the Fund and does not have responsibility for determining the market value of any asset in the Fund.

In addition, the Subadviser will provide a quarterly certification from time to time, that the Subadviser has managed the Fund in accordance with the provisions of this Agreement. The Subadviser acknowledges and agrees that the Investment Adviser may, in its discretion, provide such quarterly compliance certifications to the Board. The Subadviser shall also, upon the reasonable request of the Investment Adviser, provide the officers of the Fund with applicable sub-certifications in connection with such certifications of the Fund’s financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act.

The Subadviser will cooperate with and provide reasonable assistance to the Investment Adviser, the Fund’s custodian and foreign custodians, transfer agent and all other known agents and representatives of the Trust and the Investment Adviser, keep all such persons fully informed of material facts as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust, on behalf of the Fund, and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interaction with each to promote the exchange of information.

Unless and until otherwise directed in writing by the Investment Adviser or the Trust’s officers or Board, the Subadviser will be responsible for voting all proxies, including taking action with respect to corporate action elections for proxies and corporate actions, including but not limited to, the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer, communicated in writing by the Fund or its agents to the Subadviser, with respect to the securities held by the Fund.

The Subadviser shall not be responsible for filing proofs of claim or otherwise participating in class action lawsuits with respect to securities held by the Fund.

The Subadviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act. The Subadviser shall permit the Investment Adviser, the Fund's officers and its independent public accountants to inspect and audit such records at reasonable times during normal business hours upon reasonable written due notice.

If any occasion should arise in which the Subadviser gives any advice to its clients concerning the shares of the Fund, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund. Notwithstanding any other provision to the contrary, the Subadviser shall have no obligation to perform the following services: (a) shareholder services or support functions, such as responding to shareholders’ questions about the Fund or its investments or strategies, or preparing and filing materials for distribution to the Fund’s shareholders, including statistical information about the Fund and materials regarding the Fund’s performance or investments; (b) provision of legal, accounting or tax advice with respect to the Fund or its investments by the Subadviser’s in-house legal, accounting or tax departments; (c) providing employees of the Subadviser to serve as officers of the Fund; or (d) providing the Fund’s Chief Compliance Officer and associated staff or overseeing the Fund’s compliance program adopted pursuant to Rule 38a-1 under the 1940 Act, except to the extent that such oversight responsibilities are required to be performed by the Subaviser under its compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act. The Subadviser's services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Subadviser may render investment advice, management and other services to others.

The Subadviser shall have no responsibility under this Agreement with respect to the management of assets of FVIT PIMCO Tactical Allocation Portfolio other than the portion of the fund’s assets with respect to which the Subadviser provides investment advice.

The Subadviser is prohibited from consulting with any other subadviser to the Fund or any other subadviser to any other series of the Trust concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act.

2. Expenses. The Subadviser will bear its own costs of providing services hereunder. The Subadviser will not be responsible for expenses of the Investment Adviser or the Fund, including, but not limited to, the following: the Fund's legal, auditing and accounting expenses; expenses of maintenance of the Fund's books and records other than those required to be maintained by the Subadviser, including computation of the Fund's daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues incurred by the Fund; fees of the Fund’s custodian, transfer agent, registrar or other agents; expenses of preparing the Fund's share certificates; expenses relating to the redemption or repurchase of the Fund’s shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund investors; cost of Fund stationery; costs of Trustee, shareholder and other meetings of the Trust or Fund; traveling expenses of officers, trustees and employees of the Trust or Fund; fees of the Trust's trustees and salaries of any officers or employees of the Trust or Fund; and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or Fund and their officers and trustees.

3. Compensation of Subadviser. As compensation for all investment advisory and management services to be rendered hereunder, the Investment Adviser will pay the Subadviser an annual fee, computed daily and paid quarterly in arrears, which varies in accordance with the net asset value of the Fund. The annual subadvisory fee is expressed as a percent of the average daily net assets of the Fund as follows:

ASSET LEVEL	FEE RATE
First $500 million	0.450%
Next $500 million	0.440%
Amount over $1 billion	0.410%

For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full fiscal quarter. The Subadviser's fee shall be payable solely by the Investment Adviser. The Fund shall have no responsibility for such fee.

For purposes hereof, the value of net assets of the Fund shall be computed in the manner specified in the Fund’s Prospectus and Statement of Additional Information for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares. On any day that the net asset value determination is suspended as specified in the Fund’s Prospectus, the net asset value for purposes of calculating the advisory fee shall be calculated as of the date last determined.

4. Obligations of the Investment Adviser.

a. The Investment Adviser shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Fund, cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

b. The Investment Adviser has furnished the Subadviser a copy of the prospectus and statement of additional information of the Fund and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Investment Adviser agrees to furnish the Subadviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

c. Prior to commencement of this Agreement, the Investment Adviser shall deliver to the Subadviser a list of affiliated brokers and dealers of the Fund and a list of restricted securities for the Fund, and the Investment Adviser will promptly provide the Subadviser with all updates and amendments thereto. The Subadviser shall not be charged with notice of such amendments until such amendments are delivered to the Subadviser.

5. Brokerage Transactions. Subject to the provisions of this Section 5 and absent instructions from the Investment Adviser or the Trust, the Subadviser will have full discretionary authority to place orders for the purchase and sale of securities for the account of the Fund with such brokers, dealers or futures commission merchants as it may select. In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Subadviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, considering all factors the Subadviser deems relevant, including the receipt of research or execution services. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients. The Subadviser shall not be liable for any act or omission of any brokerage firm or firms or counterparties designated by the Investment Adviser or chosen by the Subadviser with reasonable care.

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution and to elect, where appropriate, any beneficial regulatory treatment, including real time reporting delays. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. The Subadviser will report on such allocations at the request of the Investment Adviser, the Fund or the Trust's Board of Trustees, providing such information as the number of aggregated trades to which the Fund was a party, the broker(s) to whom such trades were directed and the basis of the allocation for the aggregated trades.

In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Subadviser nor any of its affiliated persons, will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Fund, except as permitted by applicable law.

The Subadviser will advise the Fund’s custodian and the Investment Adviser on a prompt basis of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required.

6. Standard of Care and Liability of Subadviser. The Subadviser will not be liable for any loss sustained by reason of the adoption of any investment, including the purchase, sale, or retention of any security on the recommendation of the Subadviser, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and/or such other individual, firm, or corporation shall have been selected, with due care and in good faith; but nothing herein contained will be construed to protect the Subadviser against any liability to the Investment Adviser, the Fund or its shareholders, and the Subadviser shall indemnify the Investment Advisers, its affiliated persons and the Fund (the “Adviser Indemnified Persons”) against all loss, damage, judgments, fines, amounts paid in settlement and reasonable attorneys’ fees incurred by any Adviser Indemnified Person to the extent of the Subadviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

The Investment Adviser shall indemnify and hold harmless the Subadviser and its affiliated persons (the “Subadviser Indemnified Parties”) to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and reasonable attorneys’ fees incurred by the Subadviser Indemnified Parties to the extent resulting, in whole or in part, from (i) any untrue statement of a material fact (or any omission of a material fact required to be stated necessary to make such disclosure not misleading) contained in the Fund’s registration statement or other Fund disclosure documents (including marketing collateral), which statement was not provided by Subadviser expressly for inclusion in such documents, or (ii) the Investment Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

Neither the Investment Adviser nor the Subadviser shall be obligated to make any indemnification payment in respect of any settlement as to which it has not been previously notified and consented in writing, such consent not to be unreasonably withheld.

This Section 6 shall survive the termination of this Agreement.

7. Term and Termination. This Agreement shall remain in force until March 31, 2017 and from year to year thereafter, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Fund, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Subadviser or the Investment Adviser of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, upon 60 days' written notice to the Subadviser, be terminated at any time without the payment of any penalty, (a) by the Fund, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, or (b) by the Investment Adviser. This Agreement may, upon 120 days’ written notice to the Trust and the Investment Adviser, be terminated at any time, without payment of any penalty, by the Subadviser. This Agreement shall automatically terminate in the event of its assignment or in the event that the Investment Adviser’s investment advisory agreement with the Fund is terminated.

8. Interpretation of Terms; Captions. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (including specifically the definitions of "interested person," "affiliated person," "assignment," "control" and "vote of a majority of the outstanding voting securities"), shall be applied, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Captions used herein are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

9. Registration Statement Information Concerning Subadviser. The Subadviser agrees to review the Fund’s Prospectus and Statement of Additional Information at the reasonable request of the Investment Adviser in connection with the Trust’s annual update to its Registration Statement on

Form N-1A, or at such other times the Investment Adviser may reasonably request to ensure that the description of the Subadviser and the investment policies and strategies followed by the Subadviser in managing the Fund are accurate in all material respects.

10. Other Representations and Agreements.

(i) Each of the parties hereto represents that the Agreement has been duly authorized, executed and delivered by all required corporate action.

(ii) Each of the Subadviser and the Investment Adviser represents and warrants that it is an investment adviser duly registered with the Securities and Exchange Commission under the Advisers Act and a duly registered investment adviser in all jurisdictions in which it is required to be so registered, and will continue to be so registered for so long as this Agreement remains in effect.

(iii) The Subadviser represents that it has adopted and implemented and shall maintain written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) and the Advisers Act and the rules thereunder as required by Rule 206(4)-7 under the Advisers Act.

(iv) The Subadviser represents that it has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, which it has provided to the Trust. The Subadviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information, whether concerning the Fund or otherwise, by the Subadviser and its employees.

(v) The Subadviser agrees to maintain for the term of this Agreement and provide evidence thereof to the Fund or the Investment Adviser a blanket bond and professional liability (error and omissions) insurance in the amount of at least $5,000,000.

(vi) The Subadviser agrees to notify promptly the Investment Adviser and the Trust in writing of the occurrence of any event which could have a material, adverse impact on the Subadviser’s ability to perform its investment management duties under this Agreement, including but not limited to: (a) the occurrence of any event that could disqualify the Subadviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (b) any material change to the Subadviser’s business activities that could have a material impact on the performance of its duties under this Agreement; (c) any event that would constitute a change of control of the Subadviser; (d)  any change in the Fund’s portfolio manager or the Fund’s portfolio management team who provide services hereunder; (f) if legally permitted, the existence of any pending or threatened audit, investigation, examination, complaint or other inquiry (other than routine audits or regulatory examinations or inspections) relating to the Subadviser’s services to the Fund; and (g) any material violation of the Subadviser’s code of ethics.

(viii) Each of the parties to this Agreement agrees to reasonably cooperate with each other party to the extent permitted by applicable laws, regulations or orders in connection with any investigation or inquiry relating to this Agreement or the Trust.

11. Confidentiality. The Investment Adviser and Subadviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law, in which case the disclosing party, if legally permitted, will inform the non-disclosing party of such request and/or requirement as soon as practicable. However, the Subadviser may disclose information relating to the Investment Adviser, Trust and/or to its associates (such as PIMCO’s service providers), delegates and other agents in order to carry out their duties, and to any market counterparty or any broker in in accordance with market practice to the extent necessary to effect transactions on behalf of the Fund. Fund. Subject to Fund’s Portfolio holdings disclosure policy, the Subadviser and any trading counterparties are authorized to disclose transaction and other information to data repositories and regulators for the purposes of meeting applicable transaction and other regulatory reporting requirements

12. Use of Name. The Subadviser agrees that the Investment Adviser may use the Subadviser’s name in advertising, promotional or other material related to the Fund, however, it is understood that the name “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof and certain trade names, trademarks, service marks and/or logos associated with such names (“PIMCO Marks”) are the valuable property of PIMCO and its affiliates. The Investment Adviser, Trust and/or Fund may use the PIMCO Marks in the offering materials of the Fund with the prior written approval of PIMCO, which approval shall not be unreasonably withheld or delayed for so long as PIMCO is the Subadviser to the Fund. The permission to use the PIMCO Marks is non-exclusive, non-transferable and non-assignable. In obtaining permission to use the PIMCO Marks for this purpose, the Investment Adviser, Trust, and/or Fund will acquire no right, title, or interest whatsoever to any of the PIMCO Marks. The Investment Adviser, Trust, and/or Fund shall not edit, excerpt or modify the PIMCO Marks in any way. Upon termination of this Agreement, the Investment Adviser, Trust, and Fund shall immediately cease to use such name (or derivative or logo), except as may be required by law or regulation.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Indiana, except to the extent in conflict with U.S. federal law, in which event U.S. federal law will control.

14. Entire Agreement; Amendments. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the Securities and Exchange Commission.

15. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16. Independent Contractor. In the performance of the Subadviser's duties hereunder, the Subadviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Fund or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Fund or the Investment Adviser.

17. Notices. Any notice under this Agreement shall be in writing, delivered or mailed or sent via electronic mail or facsimile to the addresses set forth below, or such other address as any party may specify in writing to the others:

If to the Trust or Fund:

Forethought Variable Insurance Trust

300 North Meridian Street

Indianapolis, IN 46204

Attn: General Counsel

If to the Investment Adviser:

Forethought Investment Advisors, LLC

300 North Meridian Street

Indianapolis, IN 46204

Attn: Chief Investment Officer

If to the Subadviser:

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, CA 92660

Fax: 949-720-1376

Attention: General Counsel

E-mail: IMAnotices@pimco.com

cc: Tom Nguyen, Account Manager

E-mail: tom.nguyen@pimco.com

If delivered, such notices shall be deemed given upon receipt by the other party or parties. If mailed, such notices shall be deemed given seven (7) days after being mailed.

18. Limitation of Liability. It is understood and expressly stipulated that neither the holders of shares of the Fund nor, absent fraud, the Trustees shall be personally liable hereunder. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

19. Representations and Agreements of the Investment Adviser and the Trust. The Investment Adviser and the Trust represent, warrant and covenant that:

(i)	the Fund is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Investment Adviser will promptly notify the Subadviser if the Fund ceases to be a QIB;
(ii)	the Fund is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Investment Adviser will promptly notify the Subadviser if the Fund ceases to be a QEP, and hereby consents to be treated as an “exempt account” under CFTC Rule 4.7;
(iii)	the assets in the Fund are free from all liens and charges, and undertakes that no liens or charges will arise from the act or omissions of the Investment Adviser and the Trust which may prevent the Subadviser from giving a first priority lien or charge on the assets solely in connection with the Subadviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Fund with respect to any investments made pursuant to the Prospectus;
(iv)	the Investment Adviser or its affiliates have established “know your customer” policies and procedures that comply with all applicable regulations and which are reasonably designed to detect and prevent each client from using the Subadviser’s services for illegal purposes, including to launder money or finance terrorist activities. To the best of the Investment Adviser’s knowledge, the Fund does not contain funds derived from unlawful activity and/or violates U.S. anti-money laundering laws;
(v)	none of the beneficial owners of the assets in the Fund are a “government entity” within the meaning of Rule 206(4)-5 under the Advisers Act and the Investment Adviser will promptly notify the Subadviser if any government entity assets are contributed to the Fund; and
(vi)	The Investment Adviser acknowledges that it has received a copy of Part 2 of the Subadviser’s Form ADV, as amended, either prior to or at the time of execution of this Agreement.

20. Authorized Representatives. The Subadviser is expressly authorized to rely upon all instructions, approvals and notices give on behalf of the Investment Adviser or Fund by one or more persons designated as representative of the Fund whose names are listed on the List of Authorized Representatives, as amended from time to time, which document is incorporated herein and shall be provided concurrently with this Agreement. Such persons are authorized to execute agreements, documents and instruments on behalf the Fund. The Subadviser shall continue to rely upon these instructions until notified by the Investment Adviser to the contrary.

21. Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

Forethought Variable Insurance Trust

By: /s/ Robert M. Arena

Its: President

Forethought Investment Advisors, LLC

By: /s/ Eric Todd

Its: President

Pacific Investment Management Company LLC

By: /s/ Suhail Dada

Its: Managing Director